Tempur Sealy Provides Update on Proposed Mattress Firm Acquisition

–The litigation process is progressing; hearing dates set to begin in November 2024
–Executed agreement with Mattress Warehouse to divest certain Mattress Firm and Sleep Outfitters retail locations, subject to closing the Mattress Firm acquisition

LEXINGTON, KY, September 23, 2024 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today provided an update with respect to the Company’s agreement to acquire Mattress Firm Group Inc. ("Mattress Firm"), which is currently being challenged in federal court by the Federal Trade Commission (“FTC”).

The litigation process continues to progress, with hearings currently scheduled to begin on November 12, 2024, and expected to last two weeks. The Company continues to believe that a successful litigation process can be completed in the coming months, which would allow the transaction to close in late 2024 or early 2025, consistent with previous expectations.

In conjunction with the planned Mattress Firm acquisition, Tempur Sealy has entered into a purchase agreement with MW SO Holdings Company, LLC (“Mattress Warehouse”), a leading independently owned bedding specialty retailer, for the sale of 73 Mattress Firm retail locations and the Company’s Sleep Outfitters subsidiary, which includes 103 specialty mattress retail locations and seven distribution centers.

Mattress Warehouse is a multi-branded retailer offering a full array of mattresses at various price points. Tempur Sealy will continue to supply its Tempur-Pedic, Stearns & Foster, and Sealy products to the divested Mattress Firm and Sleep Outfitters stores. The divestiture is subject to the closing of Tempur Sealy’s acquisition of Mattress Firm and other customary closing conditions. It is expected to close approximately one quarter after the closing of the Mattress Firm transaction.

Company Chairman and CEO Scott Thompson commented, “As part of our engagement with the FTC on the proposed acquisition of Mattress Firm, we conducted a divestiture process, which led to an agreement with Mattress Warehouse, a company with extensive mattress retail experience, a strong capital base, and a capable leadership team.”

“We are excited to welcome these stores and their talented teams into the Mattress Warehouse family,” said Bill Papettas, CEO of Mattress Warehouse. “With our proven track record of growth and operational excellence, we are confident in the successful integration of these new locations into our expanding portfolio. This acquisition not only strengthens our market position but also enhances opportunities for our team members, vendor partners, and, most importantly, our customers, helping them live better lives through quality sleep.”

Upon the closing of the Mattress Firm transaction and this divestiture, Tempur Sealy expects to operate over 2,800 retail locations worldwide and anticipates that half of its North American sales will come from the Mattress Firm operations. The Company continues to expect to realize annual run-rate synergies of $100 million by the end of year four after closing the Mattress Firm transaction.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "will," "expects," "plans," "proposed," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the outcome of the pending litigation with the FTC, the expected Mattress Firm acquisition including expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business and the ability of the Company to close the Mattress Firm acquisition as well as the pending divestiture to Mattress Warehouse on the timeline indicated or at all. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include risks associated with satisfaction of closing conditions prior to consummation of the acquisition, including the outcome of the pending litigation with the FTC, or the ability to obtain the required financing for the acquisition; Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into Tempur Sealy's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and services and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor, and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 750+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com